UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 21, 2023

Date of Report (date of earliest event reported)
APYX MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31885	11-2644611
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
5115 Ulmerton Road, Clearwater, Florida 33760
(Address of principal executive offices, zip code)
(727) 384-2323
(Issuer's telephone number)
_____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	APYX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Matthew Hill as Chief Financial Officer

On November 28, 2023, Apyx Medical Corporation (the “Company”) announced that it had appointed Matthew Hill as its Chief Financial Officer, effective December 4, 2023 (the “Effective Date”).

Immediately prior to joining the Company, Mr. Hill, age 55, served as the Chief Financial Officer of PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech”), a clinical-stage immunotherapy company, where he led all aspects of the company’s budgeting, forecasting, financial management and reporting. Prior to joining PDS Biotech, he served as Chief Financial Officer of Strata Skin Sciences (Nasdaq: SSKN), a medical technology company developing, commercializing and marketing products for the treatment of dermatologic conditions, from 2018 to 2021. Prior to joining Strata Skin Sciences, Mr. Hill served as Chief Financial Officer at several companies, including Velcera, Inc., which developed pet medication for the companion animal health industry, and EP MedSystems, which developed and marketed cardiac electrophysiology products. He was also a Senior Manager at the international accounting and consulting firm, Grant Thornton LLP. Mr. Hill holds a Bachelor of Science in Accounting from Lehigh University.

With the exception of Mr. Hill’s Employment Agreement described below, there are no arrangements or understandings between Mr. Hill and any other person pursuant to which Mr. Hill was selected as Chief Financial Officer. Mr. Hill does not have any familial relationships with any director or executive officer of the Company. The Company has not engaged in any transaction with Mr. Hill that requires disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Employment Agreement with Matthew Hill

On November 21, 2023, in connection with his appointment as Chief Financial Officer, the Company entered into an Employment Agreement with Mr. Hill, effective December 4, 2023 (the “Employment Agreement”). On the Effective Date, Mr. Hill will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer.

Pursuant to the terms of the Employment Agreement, Mr. Hill will receive an initial annual base salary of $425,000 (the “Base Salary”). Mr. Hill will also be entitled to receive a sign on bonus of $50,000 within 30 days of the Effective Date, subject to the recoupment of any unearned portion if Mr. Hill is terminated for Cause (as defined therein) or Mr. Hill terminates the Employment Agreement without Good Reason (as defined therein) prior to the one-year anniversary of the Effective Date.

Additionally, Mr. Hill shall have the opportunity to earn an annual bonus under a bonus plan to be determined and established by the Company. The target bonus shall be equal to not less than 50% of his Base Salary, subject to the achievement of bonus objectives. Pursuant to an option award agreement between Mr. Hill and the Company that will be delivered to Mr. Hill in or about January 2024, Mr. Hill will also be entitled to receive a non-qualified stock option to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on its principal exchange on the date of such grant, subject to the applicable vesting requirements.

If Mr. Hill’s employment with the Company is terminated for any of the reasons set forth in the Employment Agreement, Mr. Hill (or his estate or beneficiaries in the case of his death) shall receive certain earned but unpaid amounts and other benefits, provided (i) a Release (as defined in the Employment Agreement) is executed and the applicable revocation period with respect to the Release expires without any revocation of any portion of the Release, and (ii) none of the Restrictive Covenants (as defined in the Employment Agreement) are breached.

The foregoing is only a summary of the material terms of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 28, 2023, the Company issued a press release (the “Press Release”) announcing the appointment of Mr. Hill as its Chief Financial Officer. A copy of the Press Release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and in Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of such information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective as of December 4, 2023, by and between the Company and Matthew Hill.
99.1	Press release dated November 28, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2023	Apyx Medical Corporation

	By:	/s/ Charles D. Goodwin, II
Charles D. Goodwin, II
Cheif Executive Officer